CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Financial Highlights” in the Proxy Statement/Prospectus included in the Registration Statement (Form N-14, File No. 033-38074) of Quaker Investment Trust (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated August 29, 2022, with respect to the financial statements and financial highlights of Impact Shares Affordable Housing MBS ETF included in the Annual Report to Shareholders (Form N-CSR) for the year ended June 30, 2022, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Dallas, Texas

July 7, 2023